EXHIBIT 99.1


                  Calais Resources Appoints R. David Russell
                 to Board of Directors as Executive Chairman /
              CEO and Announces Debt Extension by Brigus Gold Corp.

Press Release:  Source:  Calais Resources, January 18, 2011

Nederland, Colorado USA - CALAIS RESOURCES, INC ("Calais" the "Company") (Pink Sheets: CAAUF) announces that R. David Russell has been appointed to the Board of Directors and as Executive Chairman and Chief Executive Officer
(CEO).

Mr. Russell has over 33 years of experience in the mining industry including a variety of operating, executive and boards of director positions. Mr. Russell is the Chairman of Pure Nickel (NIC:TSX), Lead Director for Fire River Gold (FAU:TSX.V) and a Director for General Molybdenum (GMO:AMEX). Previously, Mr. Russell was the Founder, President, CEO and Director of the former Apollo Gold Corporation, (now Brigus Gold Corp. after the June 24, 2010 Apollo Gold and Linear Gold Merger), and the same for the predecessor company, Nevoro Gold from 1999 - 2002. From 1994 - 1999, Mr. Russell was Vice President and COO for Getchell Gold Corporation, a Nevada gold producer with production of 200,000 ounces of gold. Getchell Gold was acquired by
Placer Dome Inc. in 1999 for $1.1 Billion.   Prior to working at Getchell,
Mr. Russell was VP of US Operations for LAC Minerals Ltd. and, after their acquisition by Barrick Gold Corporation, Mr. Russell stayed on with Barrick Gold. Other companies Mr. Russell worked for included ASARCO, Hecla and Meridian Gold. Mr. Russell received a Bachelor of Science degree in Mining Engineering from Montana Tech at the University of Montana.

Mr. David Young remains on the board of Calais and continues to serve as President. He will also become the Chief Operating Officer. Mr. Young said, "I am very pleased to welcome David to Calais Resources as the Executive Chairman and CEO. From a Company restructuring perspective, he brings a proven track record and a wealth of experience and success in restructuring, redeveloping and operating of gold mining companies. David will be a welcome addition to the corporate staff and strengthen our ability to take the company forward." Mr. Thomas Hendricks, board member and Vice President of Operations said "I have known and worked with David for many years and his background and expertise are a welcome addition to our team".

Calais is also pleased to announce an extension until June 30, 2011, of the forbearance period of the Company notes payable to Brigus Gold. On January 13, 2011, Brigus Gold agreed to extend the forbearance period to June 30, 2011, for the three notes held by Brigus Gold which are secured by the Colorado assets of the Company. The original forbearance period with respect to these notes was scheduled to expire in early February and March 2011, respectively. Management believes that the extension will allow sufficient time for Calais to satisfy and / or extinguish the debt.

Mr. Young in commenting on the changes stated, "I am very pleased with the note extension which gives Calais resources the time needed to finish its financial and regulatory compliance filing requirements and reintroduce to the market a prospective Gold and Silver company that has very good upside asset potential in the US".

Calais Resources is in the process of completing its audited financial reports for the SEC and Canadian agencies and expects to file the reports within the next month. The NI 43-101 Technical Reports prepared by SRK Consulting will also be filed on SEDAR at the same time. Calais will schedule an annual general meeting to be held in the next four months in the Denver, Colorado area. The process to lift the current Cease Trade Order
(CTO) in British Columbia, Canada, will also be initiated with the filing of the financial reports and the NI 43-101 Technical Reports.

About Calais

Calais Resources is an exploration and development company and owns and operates the Cross / Caribou gold and silver mine operations in Colorado and the White Caps mine operation in Manhattan, Nevada. The company is currently in the initial stages for reviewing the reopening of the fully permitted Cross Mine which includes planning to resume underground exploration activities in Colorado and surface exploration in Nevada. The company is currently traded on the Pink Sheets exchange under the symbol CAAUF.

                           FORWARD LOOKING STATEMENTS

Certain statements contained herein and subsequent oral statements made by and on the behalf of the Company may contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements may be identified by words such as "intends," "anticipates," believes," "expects," and "hopes" and include, without limitation, statements regarding the Company's results of exploration, plan of business operations, potential contractual arrangements, receipt of working and construction capital, anticipated revenues and related expenses. Factors that could cause actual results to differ materially include, among others, those set forth in the Company's annual report on form 10-k for the fiscal year ending May 31, 2004 and other filings with the Securities Exchange Commission (SEC), under the caption of "Risk Factors". Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward looking statements, except as otherwise required by applicable securities statues or regulations.

                    CAUTIONARY STATEMENTS FOR U.S. INVESTORS

The resources estimates contained in the press release have been prepared in accordance with the standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43 101 (NI 43-101). These standards are different from the standards generally permitted in
reports filed with the SEC.  Under     NI 43-101, Calais Resources reports
measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. US investors are cautioned not to assume that any part of the measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainly as to their existence and economic viability than the estimation of other categories of resources.

Canadian regulations permit the disclosure of resources in terms of "contained ounces"; however the SEC only permits issuers to report "mineralized material" in tonnage and grade without reference to contained ounces. Under US regulations the tonnage and grade described herein under the "measured" and "indicated "categories would be characterized as mineralized material. The disclosure herein is being made by Calais Resources to provide a means of comparing its project to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements.

US investors should be aware that Calais Resources has no "reserves" as defined by Guide 7 and are cautioned not to assume that any part or all of the potential target mineralization will ever be confirmed or converted into Guide 7 compliant "reserves".

Contact:

Calais Resources, Inc
David Young
President
(303) 483 5163
Email:    dyoung1619@aol.com
Website:  www.CalaisResources.com